                                                                     EXHIBIT 3.3

                 WELLSFORD REAL PROPERTIES, INC.

                     ARTICLES SUPPLEMENTARY

                        2,000,000 SHARES

       SERIES A 8% CONVERTIBLE REDEEMABLE PREFERRED STOCK


          Wellsford Real Properties, Inc, a Maryland corporation
(the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: Under a power contained in Section 6.2 of the charter of the Corporation (the "Charter"), the Board of Directors of the Corporation (the "Board of Directors"), by [resolution duly adopted at a meeting duly called and held on] [unanimous written consent dated] ___________, 1997, reclassified and designated 2,000,000 shares (the "Shares") of Common Stock (as defined in the Charter) as shares of Series A 8% Convertible Redeemable Preferred Stock, $.01 par value per share (the "Series A Preferred Stock"), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth as follows, which upon any restatement of the Charter shall be made part of Article VI, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof.

                    SERIES A PREFERRED STOCK

          Section 1.     Certain Definitions

               Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of determining the terms of the Series A Preferred Shares, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

               "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

               "Closing Date" shall mean [May 30, 1997].

               "Code" shall mean the Internal Revenue Code of 1986, as amended.

               "Common Stock" shall mean the common stock, $.01 par value per share, of the Corporation.

               "Class A Common Stock" shall mean the Class A
common stock, $.01 par value per share, of the Corporation.
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               "Dividend Period" shall have the meaning set forth
in Section 4 below.

               "Event of Default" shall mean (i) the non-payment of any dividend on the Quarterly Dividend Date applicable to such dividend for three (3) Dividend Periods which need not be consecutive; or (ii) the failure to comply with any term, condition or obligation or failure to provide any right under the terms of the Series A Preferred Shares.

               "Gross Sales Price of a Share of Common Stock" shall mean (a) the gross proceeds from all sales of Common Stock to institutional purchasers taking place on or prior to the Closing Date and subject to written commitments to purchase from institutional purchasers received on or prior to the Closing Date, divided by (b) the aggregate number of shares so sold and subject to such commitments.

               "Junior Shares" shall have the meaning set forth in Section 3 below.

               "Person" shall mean any natural person,
corporation, business trust, joint venture, association, company, partnership, or government, or any agency or political subdivision thereof.

               "Liquidation Value" shall have the meaning set forth in Section 5 below.

               "Net Book Value Per Share of Common Stock" shall mean the stockholders' equity of the Corporation determined in accordance with generally accepted accounting principles as adjusted for all liabilities, including all costs related to the formation of the Corporation, as set forth in the financial statements of the Corporation, less the Liquidation Value of all outstanding Preferred Stock including Series A Preferred Stock, divided by the number of shares of Common Stock of the Corporation outstanding on such date, excluding the shares of Class A Common Stock being purchased by ERP Operating Limited Partnership on the Closing Date. Net Book Value Per Share of Common Stock shall be determined in accordance with the provisions in Section 2.1 of that certain Common Stock and
Preferred Stock Purchase Agreement dated as of                 ,
1997 between ERP Operating Limited Partnership and the
Corporation.

               "Preferred Stock" shall mean all shares of stock having a preference in any manner to the Common Stock or Class A
Common Stock.

               "Quarterly Dividend Date" shall have the meaning set forth in Section 4 below.

               "Record Date" shall have the meaning set forth in
Section 4 below.

               "Redemption Date" shall have the meaning set forth
in Section 6 below.
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               "Redemption Price" shall have the meaning set
forth in Section 6 below.

               "Responsible Officer" of any corporation shall mean any executive officer of such corporation, and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of the terms of the Series A Preferred Shares.

               "Series A Preferred Stock" shall mean the Series A
8% Convertible Redeemable Preferred Stock, $.01 par value per share, of the Corporation.

          Section 2.     Number.  The maximum number of
authorized shares of Series A Preferred Stock shall be 2,000,000.

          Section 3. Relative Seniority. In respect of rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Corporation, the Series A Preferred Stock shall rank (i) junior to any other Preferred Stock of the Corporation ranking, as to dividends and upon liquidation, prior to the Series A Preferred Stock, (ii) pari passu with any other Preferred Stock of the Corporation ranking, as to dividends and upon liquidation, on parity with the Series A Preferred Stock, and (iii) senior to the Common Stock and any other class or series of shares of stock of the Corporation ranking, as to dividends and upon liquidation, junior to the Series A Preferred Stock (collectively, "Junior Shares"). Notwithstanding the foregoing, the Corporation may make distributions or pay dividends in shares of Common Stock or in any other shares of the Corporation ranking junior to the Series A Preferred Stock as to distribution rights and liquidation preference at any time; provided, however, the Corporation may make distributions or pay dividends on the Series A Preferred Stock in shares of the Corporation only as provided herein.

          Section 4. Dividends. The holders of the then outstanding Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation out of any funds legally available therefor, dividends at the rate of $2.00 per share per year, payable in cash, except as provided below, in equal amounts quarterly on the fifteenth day, or if not a Business Day, the next succeeding Business Day, of January, April, July and October in each year,
beginning                , 1997 (each such day being hereinafter
called a "Quarterly Dividend Date" and each period ending on a Quarterly Dividend Date being hereinafter called a "Dividend Period"), to shareholders of record at the close of business on such date as shall be fixed by the Board of Directors of the Corporation at the time of authorization of the dividend (the "Record Date"), which shall be not fewer than 10 nor more than 30 days preceding the Quarterly Dividend Date. The amount of any dividend payable for the initial Dividend Period and for any other Dividend Period shorter than a full Dividend Period shall be prorated and computed on the basis of a 360-day year of twelve 30-day months. Dividends paid on the Series A Preferred Stock in
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an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding.

               Notwithstanding the foregoing, for any twelve Dividend Periods the Company shall have the right to pay the dividend in additional shares of Series A Preferred Stock determined by dividing the total amount of the dividend to be paid in shares of Series A Preferred Stock by the Liquidation Value (as defined herein) per share of Series A Preferred Stock. The issuance of additional shares of Series A Preferred Stock pursuant to this Section 4 shall be evidenced by a stock certificate representing such shares issued on the related Quarterly Dividend Date and delivered on or immediately thereafter. Notwithstanding any other provision hereof, no fractional shares of the Corporation shall be issued in connection with the payment of any dividend on Series A Preferred Stock in additional shares of Series A Preferred Stock. Instead, any holder of outstanding Series A Preferred Stock having a fractional interest arising upon the payment of a dividend in additional shares of Series A Preferred Stock shall, on the related Quarterly Dividend Date, be paid an amount in cash equal to the Liquidation Value times the fraction of a share of Series A Preferred Stock to which such holder would otherwise be entitled.

               In the event the Company fails to pay any dividend on the Series A Preferred Stock on any Quarterly Dividend Date, the Company shall not pay any dividends on any other class of stock of the Company (other than (i) pro rata with other securities of the Company ranking pari passu with the Series A Preferred Stock or (ii) with Junior Shares) until such dividend on the Series A Preferred Stock has been paid.

               Except as provided in the terms of the Series A
Preferred Stock, the Series A Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.

          Section 5.     Liquidation Rights

                    (a)  Upon the voluntary or involuntary
dissolution, liquidation or winding up of the Corporation, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares, the amount of $25.00 per share of Series A Preferred Stock ("Liquidation Value"), plus any accrued and unpaid dividends thereon.

                    (b)  After the payment to the holders of the
Series A Preferred Stock of the full preferential amounts provided for in this Section 5, the holders of shares of the Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.
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                    (c)  If, upon any voluntary or involuntary
dissolution, liquidation, or winding up the Corporation, the amounts payable to the holders of shares of the Series A Preferred Stock pursuant to this Section 5 and holders of any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preference amounts to which they are entitled.

                    (d) Neither the sale of all or substantially all the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other entity or the merger or consolidation of any other entity into or with the Corporation, nor any dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by the incorporation of another corporation to which the Corporation's assets are distributed shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of the terms of the Series A Preferred Stock.

                    (e) In determining whether a distribution by dividend, redemption or other acquisition of shares of the Corporation or otherwise is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution.

          Section 6.     Redemption

                    (a)  Optional Redemption.  On and after
         , 2002, the Corporation may, at its option, redeem at any time all of the outstanding Series A Preferred Stock or a part of the outstanding Series A Preferred Stock at a price per share (the "Redemption Price"), equal to $25.00 per share of Series A Preferred Stock, together with all accrued and unpaid dividends to and including the date fixed for redemption (the "Redemption Date"); provided, however, that no partial redemption of the Series A Preferred Stock may be effected if after giving effect thereto the aggregate Liquidation Value of the Series A Preferred Stock outstanding is less than $10,000,000. The Redemption Price and all accrued and unpaid dividends shall be paid in cash; provided, however, that if (a) a holder of Series A Preferred Stock desires to convert any of its Series A Preferred Stock called for redemption but such conversion would cause any direct or indirect holder which is classified as a real estate investment trust ("REIT") under Section 856 of the Code to own, directly or indirectly, more than 9.9% of the outstanding voting stock of the Corporation or would otherwise cause any direct or indirect holder of such outstanding voting stock to lose its status as a REIT under the Code, and (b) such holder has so notified the Corporation in writing prior to the Redemption Date, stating the number of shares of Series A Preferred Stock which have been called for redemption which such holder is unable to convert for such reason (such shares being referred to as the

"Unconvertible Shares"), then the Corporation shall pay, in cash, the Redemption Price plus all accrued and unpaid dividends for each Unconvertible Share and shall issue to such holder a warrant to purchase the number of shares of Common Stock equal to (i) the fair market value of a share of Common Stock on the Redemption Date over the Redemption Price, multiplied by (ii) the number of shares of Common Stock into which the Unconvertible Shares redeemed from such holder were convertible immediately prior to such redemption, and divided by (iii) the fair market value of a share of Common Stock on the Redemption Date. Such warrant shall be exercisable without cost to the holder thereof at any time and from time to time for a period of ten (10) years from the date of issuance of such warrant. The warrant shall be on such terms and conditions as are customarily contained in like warrants, including provisions to protect the holder of the warrant from dilution. The Corporation shall have the right, at any time, to redeem such warrant at a price equal to the fair market value of such warrant on the date of any such redemption. The fair market value of a share of Common Stock on the Redemption Date shall be deemed to be the average of the daily closing prices of the Common Stock for 30 consecutive trading days commencing 45 trading days before the Redemption Date. The closing price for each day shall be the last reported sales price or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, or if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Common Stock or, in case no reported sale takes place, the average of the closing bid and asked prices, on Nasdaq or any comparable system, or if the Common Stock is not quoted on Nasdaq or any comparable system, the closing sale price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose.

                    (b)  Procedures for Redemption

                         (i)   Notice of any redemption will be
mailed by the Corporation, postage prepaid, not less than 30 nor more than 90 days prior to the Redemption Date, addressed to the holders of record of the Series A Preferred Stock to be redeemed at their addresses as they appear on the share transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (a) the Redemption Date; (b) the Redemption Price;
(c) the number of shares of Series A Preferred Stock to be redeemed; (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price;

(e) the date on which conversion rights shall expire, the conversion price and the place or places where certificates for such shares are to be surrendered for conversion; and (f) the number of shares of Common Stock of the Corporation outstanding on the date of such notice.

                    (ii) If notice has been mailed in accordance with Section 6(b)(i) above and provided that on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the Series A Preferred Stock so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, distributions shall no longer accrue on said shares and said shares shall no longer be deemed to be outstanding and shall not have the status of Series A Preferred Stock and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series A Preferred Stock without cost to the holder thereof.

                         (iii) Any funds deposited with a bank or
trust company for the purpose of redeeming shares of Series A
Preferred Stock shall be irrevocable except that:

                               (A)  the Corporation shall be
entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings;

                               (B)  any balance of monies so
deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of one year from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings; and

                               (C)  any funds set aside to redeem
Series A Preferred Stock that is converted into Common Stock prior to the Redemption Date shall be immediately delivered to the Corporation.

                         (iv)  No Series A Preferred Stock may be
redeemed except with funds legally available for the payment of the Redemption Price.

                         (v)   Unless a sum sufficient for the
payment of the then current dividend due for the then current Dividend Period is set apart, no shares of Series A Preferred Stock shall be redeemed (unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed) or purchased or otherwise acquired directly or indirectly (except by conversion into or exchange for shares of the Corporation ranking junior to the shares of Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

                         (vi)  If the Redemption Date is after a
Record Date and before the related Quarterly Dividend Date, the dividend payable on such Quarterly Dividend Date shall be paid to the holder in whose name the Series A Preferred Stock to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Quarterly Dividend Date or the Corporation's default in the payment of the dividend due.

                         (vii) In case of redemption of less than
all of the shares of Series A Preferred Stock at the time outstanding, the shares of Series A Preferred Stock to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of shares of Series A Preferred Stock held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Corporation.

                    (c)  Required Redemption.  Upon the
occurrence of an Event of Default or on and after , 2012, whichever comes first, the holder of any shares of Series A Preferred Stock may, at its option, cause the Corporation to redeem at any time all of the Series A Preferred Stock held by such holder at the Redemption Price, payable in cash, together with all accrued and unpaid dividends to and including the Redemption Date. Notwithstanding the provisions of this subsection (c), provided an Event of Default has not occurred, the Corporation shall have the right to extend the date during which a required redemption is not permitted under this subsection (c) for three separate additional five (5) year periods if the dividend rate on the Series A Preferred Stock is changed to the then market rate of comparable preferred stock (the "Market Rate") on the first day of each such additional five year period; provided, however, in no event shall the dividend be reduced to less than $2.00 per share of Series A Preferred Stock. The Market Rate shall be determined ten (10) days prior to the first Business Day of each such additional five (5) year period by mutual agreement of the holders of Series A Preferred Stock and the Corporation. In the event the holders of Series A Preferred Stock and the Corporation cannot agree on such determination prior to the first Business Day of such additional five (5) year period, the Market Rate shall be determined as of the first Business Day of each such additional five (5) year period as follows: (i) a majority of the holders of the Series A
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Preferred Stock then outstanding shall choose an investment banking firm of nationally recognized status and the Corporation shall choose an investment banking firm of nationally recognized status; (ii) the investment banking firms chosen by a majority of the holders of the Series A Preferred Stock then outstanding and the Corporation shall mutually choose a third investment banking firm of nationally recognized status (the "Independent Investment Banker"); (iii) the Independent Investment Banker shall then determine, in its sole discretion, the Market Rate and shall advise the holders of Series A Preferred Stock and the Corporation of its determination; and (iv) the fees of the Independent Investment Banker for making such determination shall be borne fifty percent (50%) by the holders of Series A Preferred Stock and fifty percent (50%) by the Corporation.

                    (d)  Procedures for Required Redemption

                         (i)   Notice of any required redemption
shall be mailed by the holder of the Series A Preferred Stock requesting redemption, postage prepaid, not less than 30 nor more than 90 days prior to the Redemption Date, addressed to the Corporation. In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (a) the Redemption Date; (b) the Redemption Price; and (c) the number of shares of Series A Preferred Stock to be redeemed.

                         (ii)  If notice has been mailed in
accordance with Section 6(d)(i) above on or before the Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Series A Preferred Stock requesting redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, said shares shall no longer be deemed to be outstanding and shall not have the status of Series A Preferred Stock and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares of Series A Preferred Stock so redeemed, such shares of Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series A Preferred Stock without cost to the holder thereof.

                         (iii) Any funds deposited with a bank or
trust company for the purpose of redeeming shares of Series A
Preferred Stock shall be irrevocable except that:

                               (A)  the Corporation shall be
entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                               (B)  any balance of monies so
deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of one year from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

                         (iv)  No Series A Preferred Stock may be
redeemed except with funds legally available for the payment of the Redemption Price.

                         (v)   If the Redemption Date is after a
Record Date and before the related Quarterly Dividend Date, the dividend payable on such Quarterly Dividend Date shall be paid to the holder in whose name the Series A Preferred Stock to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Quarterly Dividend Date or the Corporation's default in the payment of the dividend due.

                    (e)  The Series A Preferred Stock redeemed,
repurchased or retired pursuant to the provisions of this Section
6(b) or surrendered to the Corporation upon conversion shall thereupon be retired and may not be reissued as Series A
Preferred Stock but shall thereafter have the status of authorized but unissued shares of the Corporation.

          Section 7. Voting Rights. The holders of Series A Preferred Stock shall not be entitled to vote on any matter except as provided below; provided, however, the holders of Series A Preferred Stock shall not have any voting rights to the extent such rights will cause any holder of a Series A Preferred Stock to own more than 9.9 % of the outstanding voting stock of the Corporation or otherwise cause any holder of Series A Preferred Stock that is classified as a REIT under Section 856 of the Code to lose its status as a REIT under the Code.

                    (a)  So long as any shares of Series A
Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of shares of stock ranking prior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter or the terms of the Series A Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the shares of Series A Preferred Stock remain outstanding with the terms thereof materially unchanged, even if upon the occurrence of an Event the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series A Preferred Stock and provided further that (x) any increase in the amount of the authorized or issued shares of Preferred Stock or the creation or issuance of any other Preferred Stock, or (y) any increase in the amount of authorized or issued Series A Preferred Stock or any other Preferred Stock, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

                    Nothing herein contained shall require such a vote or consent (i) in connection with any increase in the total number of authorized or issued shares of Common Stock, or (ii) in connection with the authorization or issuance of any class or series of shares of stock ranking, as to distribution rights and the liquidation preference, on a parity with or junior to the Series A Preferred Stock.

                    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

          Section 8.     Conversion

                    (a)  Holders of Series A Preferred Stock
shall have the right, exercisable at any time and from time to time, except in the case of Series A Preferred Stock called for redemption as set forth in Section 6 hereof, to convert all or any of such Series A Preferred Stock into Common Stock at a conversion price per share of Common Stock equal to (i) the Net Book Value Per Share of Common Stock on the Closing Date or (ii) in the event any sales of Common Stock to any institutional purchasers have taken place on or prior to the Closing Date or are subject to a commitment to purchase from an institutional purchaser made on or prior to the Closing Date, the Gross Sales Price of a Share of Common Stock; multiplied by 1.08 (the "Conversion Price"). In the case of Series A Preferred Stock called for redemption, conversion rights will expire at the close of business on the last Business Day preceding the Redemption Date. Notice of redemption at the option of the Corporation must be mailed not less than 60 days and not more than 90 days prior to the Redemption Date as provided in Section 6(b) hereof. Upon conversion, no adjustment or payment will be made for distributions, but if any holder surrenders Class A Preferred Stock for conversion after the close of business on the Record

Date for the payment of a distribution and prior to the opening of business on the related Quarterly Dividend Date, then, notwithstanding such conversion, the distribution payable on such Quarterly Dividend Date will be paid to the registered holder of such shares on such Record Date. In such event, such shares, when surrendered for conversion during the period between the close of business on any Record Date and the opening of business on the corresponding Quarterly Dividend Date, must be accompanied by payment of an amount equal to the distribution payable on such Quarterly Dividend Date on the shares so converted (unless such shares were converted after the issuance of a notice of redemption with respect to such shares, in which event such shares shall be entitled to the distribution payable thereon on such Quarterly Dividend Date without making such payment).

                    (b)  Any holder of one or more shares of
Series A Preferred Stock electing to convert such share or shares shall deliver the certificate or certificates therefor to the principal office of any transfer agent for the Common Stock, with the form of notice of election to convert as the Corporation shall prescribe fully completed and duly executed and (if so required by the Corporation or any conversion agent) accompanied by instruments of transfer in form satisfactory to the Corporation and to any conversion agent, duly executed by the registered holder or his duly authorized attorney, and transfer taxes, stamps or funds therefor or evidence of payment thereof. The conversion right with respect to any such shares shall be deemed to have been exercised at the date upon which the certificates therefor accompanied by such duly executed notice of election and instruments of transfer and such taxes, stamps, funds or evidence of payment shall have been so delivered, and the person or persons entitled to receive the shares of the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of the Common Stock upon said date.

                    (c)  No fractional shares of Common Stock or
scrip representing a fractional share shall be issued upon conversion of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the closing price for the Common Stock on the last trading day preceding the date of conversion. The closing price for such day shall be the last reported sales price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, or if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Common Stock or in case no reported sale takes place, the average of the closing bid and asked prices, on Nasdaq or any comparable system. If the Common Stock is not quoted on Nasdaq or any comparable system, the Board of Directors shall in good faith determine the current market price on the basis of such quotation as it considers appropriate.

                    (d)  If a holder converts shares of Series A
Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issuance of shares of Common Stock upon the conversion. The holder, however, shall pay to the Corporation the amount of any tax which is due (or shall establish to the satisfaction of the Corporation payment thereof) if the shares are to be issued in a name other than the name of such holder and shall pay to the Corporation any amount required by the last sentence of Section 8(a) hereof.

                    (e)  The Corporation shall reserve and shall
at all times have reserved out of its authorized but unissued Common Stock a sufficient number of shares of Common Stock to permit the conversion of the then outstanding Series A Preferred Stock. All Common Stock which may be issued upon conversion of Series A Preferred Stock shall be validly issued, fully paid and nonassessable, and not subject to preemptive or other similar rights. In order that the Corporation may issue Common Stock upon conversion of Series A Preferred Stock, the Corporation will endeavor to comply with all applicable federal and state securities laws and will endeavor to list such Common Stock to be issued upon conversion on each securities exchange on which the Common Stock is listed.

                    (f)  The conversion rate in effect at any
time shall be subject to adjustment from time to time as follows:

                         (i)   In case the Corporation shall (1)
pay or make a distribution in shares of Common Stock to holders of the Common Stock, (2) reclassify the outstanding Common Stock into shares of some other class or series of shares, (3) subdivide the outstanding Common Stock into a greater number of shares of Common Stock or (4) combine the outstanding Common Stock into a smaller number of shares of Common Stock, the conversion rate immediately prior to such action shall be adjusted so that the holder of any shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which he would have owned immediately following such action had such Series A Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this Section 8(f)(i) shall become effective immediately after the record date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

                         (ii)  In case the Corporation shall
issue rights, options or warrants to all holders of the Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share less than the current market price (as determined pursuant to Section 8(f)(iv)) of the Common Stock on such record date, the number of shares of Common Stock into which each share of Series A Preferred Stock shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of shares of Common Stock into which such share of Series A Preferred Stock was convertible immediately prior to such record date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered (or into which the convertible securities so offered are convertible), and of which the denominator shall be the number of shares of Common Stock outstanding on such record date, plus the number of shares of Common Stock which the aggregate offering price of the additional shares of Common Stock offered (or into which the convertible securities so offered are convertible) would purchase at such current market price. Such adjustments shall become effective immediately after such record date for the determination of the holders of the Common Stock entitled to receive such distribution. For purposes of this subsection (ii), the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Corporation.

                         (iii) In case the Corporation shall
distribute to all holders of the Common Stock any class of shares of stock other than Common Stock, evidences of indebtedness or assets of the Corporation (other than cash distributions out of current or retained earnings), or shall distribute to all holders of the Common Stock rights or warrants to subscribe for securities (other than those referred to in Section 8(f)(ii), then in each such case the number of Common Stock into which each share of Series A Preferred Stock shall be convertible shall be adjusted so that the same shall equal the number determined by multiplying the number of shares of Common Stock into which such share of Series A Preferred Stock was convertible immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price (determined as provided in Section 8(f)(iv) of the Common Stock on the record date mentioned below, and of which the denominator shall be such current market price of the Common Stock, less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value) of the portion of the securities or assets so distributed or of such subscription rights or warrants applicable to one share of Common Stock. Such adjustment shall become effective immediately after the record date for the determination of the holders of the Common Stock entitled to receive such distribution. Notwithstanding the foregoing, in the event that the Corporation shall distribute rights or warrants (other than those referred to in Section 8(f)(ii)) ("Rights") pro rata to holders of the Common Stock, the Corporation may, in lieu of making any adjustment pursuant to this Section 8(f)(iii), make proper provision so that each holder of a share of Series A Preferred Stock who converts such share after the record date for such distribution and prior to the expiration or redemption of the Rights shall be entitled to receive upon such conversion, in addition to the Common Stock issuable upon such conversion (the "Conversion Shares"), a number of Rights to be determined as follows: (1) if such conversion occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the "Distribution Date"), the same number of Rights to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the Rights; and (2) if such conversion occurs after the Distribution Date, the same number of Rights to which a holder of the number of shares of Common Stock into which a share of Series A Preferred Stock so converted was convertible immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to the Rights.

                         (iv)  The current market price per share
of the Common Stock on any date shall be deemed to be the average of the daily closing prices for thirty consecutive trading days commencing forty-five (45) trading days before the date in question. The closing price for each day shall be the last reported sales price or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, or if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Common Stock or, in case no reported sale takes place, the average of the closing bid and asked prices, on Nasdaq or any comparable system, or if the Common Stock is not quoted on Nasdaq or any comparable system, the closing sale price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose.

                         (v)   In any case in which this Section
8 shall require that an adjustment be made immediately following a record date, the Corporation may elect to defer (but only until five Business Days following the mailing of the notice described in Section 8(j)) issuing to the holder of any Series A Preferred Stock converted after such record date the Common Stock and other shares of stock of the Corporation issuable upon such conversion over and above the Common Stock and other shares of stock of the Corporation issuable upon such conversion only on the basis of the conversion rate prior to adjustment; and, in lieu of the shares the issuance of which is so deferred, the Corporation shall issue or cause its transfer agents to issue appropriate evidence of the right to receive such shares.

                    (g)  No adjustment in the conversion rate
shall be required until cumulative adjustments result in a change of 1% or more of the conversion price as in effect prior to the last adjustment of the conversion rate; provided, however, that any adjustment which by reason of this Section 8(g) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 8 shall be made to the nearest cent ($.01) or the nearest one-hundredth (1/100) of a share, as the case may be. No adjustment to the conversion rate shall be made for cash dividends.

                    (h)  In the event that, as a result of an
adjustment made pursuant to Section 8(f), the holder of any Series A Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of stock of the Corporation other than Common Stock, thereafter the number of such other shares so receivable upon conversion of any Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this
Section 8.

                    (i)  The Corporation may make such increases
in the conversion rate, in addition to those required by Sections 8(f)(i), (ii) and (iii), as is considered to be advisable in order that any event treated for federal income tax purposes as a distribution of shares or share rights shall not be taxable to the recipients thereof.

                    (j)  Whenever the conversion rate is
adjusted, the Corporation shall promptly mail to all holders of record of Series A Preferred Stock a notice of the adjustment and shall cause to be prepared a certificate signed by a principal financial officer of the Corporation setting forth the adjusted conversion rate and a brief statement of the facts requiring such adjustment and the computation thereof; such certificate shall forthwith be filed with each transfer agent for the Series A Preferred Stock.

                    (k)  In the event that:

                         (i)   the Corporation takes any action
which would require an adjustment in the conversion rate,

                         (ii)  the Corporation consolidates or
merges with, or transfers all or substantially all of its assets to, another corporation and shareholders of the Corporation must approve the transaction, or

                         (iii) there is a dissolution, winding up
or liquidation of the Corporation,

a holder of Series A Preferred Stock may wish to convert some or all of such shares into Common Stock prior to the record date for, or the effective date of, the transaction so that he may receive the rights, warrants, securities or assets which a holder of Common Stock on that date may receive. Therefore, the Corporation shall mail to holders of Series A Preferred Stock a notice stating the proposed record or effective date of the transaction, as the case may be. The Corporation shall mail the notice at least 10 days before such date; however, failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clauses (i), (ii) or
(iii) of this Section 8(k).

                    (l)  If any of the following shall occur,
namely: (i) any reclassification or change of outstanding Common Stock issuable upon conversion of Series A Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger to which the Corporation is a party other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding Common Stock or (iii) any sale, transfer or lease of all or substantially all of the property or business of the Corporation as an entirety, then the Corporation, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, sale, transfer or lease, provide in its charter document that each share of Series A Preferred Stock shall be convertible into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale, transfer or lease by a holder of the number of shares of Common Stock deliverable upon conversion of such shares of Series A Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale, transfer or lease. Such charter document shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8. The foregoing, however, shall not in any way affect the right that a holder of Series A Preferred Stock may otherwise have, pursuant to clause
(2) of the last sentence of Section 8(f)(iii), to receive Rights upon conversion of Series A Preferred Stock. If, in the case of any such reclassification, change, consolidation, merger, sale, transfer or lease, the shares of stock or other securities and property (including cash) receivable thereupon by a holder of the Common Stock includes shares of stock or beneficial interest or other securities and property of a corporation or other entity other than the successor or purchasing corporation, as the case may be, in such reclassification, change, consolidation, merger, sale, transfer or lease, then the charter document of such other corporation shall contain such additional provisions to protect the interests of the holders of Series A Preferred Stock as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provisions of this Section 8(l) shall similarly apply to successive consolidations, mergers, sales, transfers or leases.

                    No holder of Series A Convertible Preferred
Stock will possess any preemptive rights to subscribe for or acquire any unissued shares of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of the Corporation.

               Section 9. So long as any Series A Preferred Stock is outstanding, the Corporation shall not issue any options to purchase shares of the Corporation ("Employee Stock Options") to officers, directors or employees of, or consultants to, the Corporation, whether pursuant to employee stock option or purchase plans of the Corporation or employment or consulting agreements or otherwise for an exercise price which is less than the fair market value of such shares on the date of grant. In the event the number of shares of Common Stock subject to Employee Stock Options excluding, any Employee Stock Options [reload/rollover], at any time exceeds, in the aggregate, 10% of the Common Stock outstanding at such time, all Employee Stock Options outstanding at such time in excess of such 10%, shall be deemed for purposes of Section 8 hereof to have an exercise price per share equal to 20% of the average fair market value of a share of Common Stock on the date of grant of those shares subject to Employee Stock Options most recently granted in excess of such 10%.

          Section 10. Exclusion of Other Rights. The Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in the terms of the Series A Preferred Stock (as such terms may be amended from time to time) or in the charter of the Corporation. The Series A Preferred Stock shall have no preemptive or subscription rights.

          Section 11.    Headings of Subdivisions.  The headings
of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

          Section 12. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in the terms of the Series A Preferred Stock (as such terms may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in the terms of the Series A Preferred Stock (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall not be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special right of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

          SECOND: The Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

          THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

          FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

          IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this ___ of May, 1997.

ATTEST:                           WELLSFORD REAL PROPERTIES, INC



_____________________________     By:                      (SEAL)
Jeffrey H. Lynford, Secretary        -------------------------
                                     Edward Lowenthal, President